EXHIBIT 12

FOOT LOCKER, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)
($ in millions)

	Thirty-nine weeks ended		Fiscal year ended
	Nov. 1,	Nov. 3,	Feb. 2,	Feb. 3,	Jan. 28,	Jan. 29,	Jan. 31,
	2008	2007	2008 (1)	2007	2006	2005	2004
NET EARNINGS
Income (loss) from continuing operations	$45	$(35)	$45	$247	$263	$255	$209
Income tax expense (benefit)	35	(25)	(95)	145	142	119	115
Interest expense, excluding capitalized interest	13	15	21	23	23	22	26
Portion of rents deemed representative of the
factor (1/3)	170	160	224	214	210	202	177
	$263	$115	$195	$629	$638	$598	$527
FIXED CHARGES
Gross interest expense	$13	$15	$21	$23	$23	$22	$26
Portion of rents deemed representative of the
factor (1/3)	170	160	224	214	210	202	177
	$183	$175	245	$237	$233	$224	$203
RATIO OF EARNINGS TO FIXED CHARGES	1.4	0.7	$0.8	2.7	2.7	2.7	2.6
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(1)	The results for the year ended February 2, 2008 have been revised to reflect an immaterial correction related to income taxes. The revision has no effect on the fixed charge coverage ratio.